News Release

Nextel Communications, Inc. 2001 Edmund Halley Drive Reston, VA 20191

Contacts:
Investors: Paul Blalock (703) 433-4300
Media: Audrey Schaefer (240) 876-1588

Nextel Reports Record 2002 Results

- Income of $1.66 Billion, or $1.88 per share -
- Free Cash Flow of $122 Million; EBITDA of $3.13 Billion -
- Retires $3.2 Billion in Debt and Preferred Securities -
- 2002 Subscriber Additions of 1.96 Million, year-end Subscribers 10.61 Million -
- 2003 Guidance Provided -

RESTON, Va. - February 20, 2003 — Nextel Communications, Inc. (NASDAQ: NXTL), today announced record financial results for 2002 including income available to common stockholders of $1.66 billion, or $1.88 per share. Revenue was $8.7 billion, a 24% increase over last year. Domestic EBITDA (earnings before interest, taxes, depreciation and amortization) was $3.13 billion in 2002, increasing by 67% over the prior year. For the fourth quarter, revenue was $2.33 billion and EBITDA was $886 million. Nextel retired approximately $3.2 billion in debt and preferred stock during 2002, including $588 million during the fourth quarter. Nextel added approximately 503,000 subscribers during the fourth quarter, bringing total subscribers to 10.61 million at year-end.

“2002 was a breakthrough year for Nextel as we grew revenues by 24%, fueled by strong customer demand of nearly 2 million new subscribers for Nextel’s differentiated wireless services,” said Tim Donahue, Nextel’s president and CEO. “More importantly, Nextel expanded its EBITDA by 67% to more than $3.1 billion and reduced capital expenditures by 22% to $1.86 billion. During 2002, Nextel produced positive earnings per share and positive free cash flow, ahead of schedule and for the first time in Nextel’s history. In 2003, Nextel will continue our smart growth strategies and make Nationwide Direct Connect™ a reality. We will also introduce an innovative voice coding technology, which we expect will double our cellular capacity and enhance voice quality - enabling Nextel to continue to provide high-quality wireless services. We expect continued excellence in 2003 and I am confident we will have another great year.”

“There should be no doubt that Nextel is capturing an increasing share of the best wireless subscribers in the highly competitive wireless marketplace,” said Tom Kelly, Nextel’s executive vice president and COO. “Nextel will continue to expand distribution channels, improve network capabilities and scale operations to further enhance our differentiation and maintain Nextel’s industry leading subscriber metrics. In 2003, customer lifecycle management will also be a key priority in order to drive world class customer satisfaction.”

Nextel’s average monthly service revenue per subscriber was approximately $70 for the full year and $69 for the fourth quarter, essentially flat with the same periods in 2001 and significantly higher than other national wireless carriers. Customer churn was approximately 2.1% for the fourth quarter of 2002 compared with 2.2% in the fourth quarter of last year.

Nextel’s net income available to common stockholders for the year was $1.66 billion or $1.88 per share and includes gains from the deconsolidation of NII Holdings and from balance sheet de-leveraging activities and other items. Without these items, earnings per share would have been $0.27 cents per share. (See attached reconciliation of EPS data.)

During the fourth quarter, Nextel reported income available to common stockholders of $1.46 billion, or $1.49 per share, including gains related to the retirement of debt and preferred stock totaling $35 million or $0.04 per share and a gain on the deconsolidation of NII Holdings of $1.2 billion or $1.24 per share. Net of these items, the fourth quarter net income was $209 million or $0.21 per share.

“Nextel achieved positive free cash flow of $122 million and positive full year earnings in 2002 — ahead of schedule and in what can only be described as a challenging environment,” said Paul Saleh, Nextel’s executive vice president and CFO. “Nextel increased stockholders’ equity by $3.4 billion from a deficit to more than $2.8 billion and also significantly improved its financial flexibility in 2002 by retiring $3.2 billion in debt and preferred obligations. Nextel’s de-leveraging activities in 2002 will enable the company to avoid payments of approximately $5.4 billion in principal, interest and dividends over the life of these securities. Nextel plans to build on this progress in 2003 by focusing on generating in excess of $500 million free cash flow while driving for even greater capital and operating efficiencies.”

For the quarter ended December 31, 2002, Nextel retired $588 million in principal amount of its outstanding debt and mandatorily redeemable preferred stock in exchange for approximately 28 million newly issued shares of class A common stock and approximately $154 million in cash. Nextel may from time to time as it deems appropriate enter into similar transactions, which in the aggregate may be material.

Capital expenditures for the full year of 2002 were $1.86 billion – down 22% from 2001 capital expenditures of $2.38 billion. Total minutes of use on the Nextel National Network grew by 41% in 2002 to 72.9 billion. Nextel added approximately 800 cell sites to its network, bringing the total number of sites to approximately 16,300 at year-end. During the fourth quarter, Nextel added approximately 200 cell sites and capital expenditures were $533 million, excluding capitalized interest.

2003 Guidance

Nextel’s 2003 Guidance is forward-looking and is based upon management’s current beliefs as well as a number of assumptions concerning future events and as such, should be taken in the context of the risks and uncertainties outlined in the Securities and Exchange Commission filings of Nextel Communications Inc.

•	Free cash flow of $500 million or more

•	Earnings per share of at least 75 cents

•	EBITDA of $3.8 billion or more

•	Capital expenditures of $1.8 billion or less

•	Net subscriber additions of 1.7 million or more

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About Nextel

Nextel Communications, a Fortune 300 company based in Reston, Va., is a leading provider of fully-integrated wireless voice and data communications services including Nextel Direct Connect®—the long-range digital walkie-talkie feature; high quality digital cellular services; Nextel Online® wireless data content and business solutions; and two-way messaging services. Nextel and Nextel Partners, Inc. have built the largest guaranteed all-digital wireless network covering 197 of the top 200 U.S. markets. Nextel’s wireless voice and packet data communications services are available today in areas of the U.S. where approximately 240 million people live or work.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. A number of the matters and subject areas discussed in this press release that are not historical or current facts deal with potential future circumstances and developments, including our future expectations concerning our financial and operating performance. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from Nextel’s actual future experience involving any one or more of such matters and subject areas. Nextel has attempted to identify, in context, certain of the factors that they currently believe may cause actual future experience and results to differ from Nextel current expectations regarding the relevant matter or subject area. Such risks and uncertainties include the economic conditions in our targeted markets, performance of our technologies, timely development and delivery of new technologies, including those associated with nationwide Direct Connect and our planned upgrade to our voice coder technology, competitive conditions, market acceptance of our services, access to sufficient capital to meet operating and financing needs and those that are described from time to time in Nextel reports filed with the SEC, including Nextel’s annual report on Form 10-K for the year ended December 31, 2001 and in its Form 10-Qs for the first, second and third quarters of 2002. This press release speaks only as of its date, and Nextel disclaims any duty to update the information herein.

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NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Consolidated Statements of Operations (1)
(dollars in millions, except per share data)
Unaudited

	For the three months ended		For the year ended
	December 31,		December 31,

	2002	2001	2002	2001

Operating revenues
Service revenues	$2,184	$1,765	$8,186	$6,575
Handset and accessory revenues (2)	147	117	535	439

	2,331	1,882	8,721	7,014

Operating expenses
Cost of service (exclusive of depreciation included below)	369	345	1,469	1,324
Cost of handset and accessory revenues	288	325	1,047	1,214
Selling and marketing	405	322	1,543	1,252
General and administrative	383	351	1,496	1,323
Restructuring and impairment charges	—	—	35	22
Depreciation and amortization	396	415	1,595	1,512

Operating income	490	124	1,536	367
Interest expense	(235)	(277)	(1,048)	(1,139)
Interest income	13	52	58	230
Gain on retirement of Nextel senior notes, net of debt conversion expense of $26, $0, $160 and $0	7	—	354	—
Gain on retirement of NII Holdings senior notes	—	—	—	469
Gain on deconsolidation of NII Holdings (1)	1,218	—	1,218	—
Equity in losses of NII Holdings – pre-bankruptcy emergence (1)	—	(1,607)	(226)	(2,482)
Equity in earnings of NII Holdings – post-bankruptcy emergence (1)	16	—	16	—
Equity in losses of unconsolidated affiliates	(20)	(26)	(92)	(95)
Change in fair value of investment	1	—	(37)	—
Other, net	(1)	(6)	(2)	(8)

Income (loss) before income tax (provision) benefit	1,489	(1,740)	1,777	(2,658)
Income tax (provision) benefit	(18)	6	(391)	33

Net income (loss)	1,471	(1,734)	1,386	(2,625)
Gain on retirement of mandatorily redeemable preferred stock	28	—	485	—
Mandatorily redeemable preferred stock dividends	(36)	(61)	(211)	(233)

Income (loss) available to common stockholders	$1,463	$(1,795)	$1,660	$(2,858)

Earnings (loss) per share
Basic	$1.49	$(2.25)	$1.88	$(3.67)

Diluted	$1.38	$(2.25)	$1.78	$(3.67)

Weighted average number of common shares outstanding (in millions)
Basic	980	798	884	778

Diluted	1,074	798	966	778

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(dollars in millions, except per share data)
Unaudited
Reconciliation of Earnings Per Share Data (1)

	For the three months ended		For the three months ended
	December 31, 2002		December 31, 2001

		Basic EPS		Basic EPS

Income (loss) available to common stockholders	$1,463	$1.49	$(1,795)	$(2.25)
Gain on retirement of senior notes, net	(7)	(0.01)	—	—
Gain on retirement of mandatorily redeemable preferred stock	(28)	(0.03)	—	—
Gain on deconsolidation of NII Holdings (1)	(1,218)	(1.24)	—	—
Equity in losses of NII Holdings – pre-bankruptcy emergence (1)	—	—	1,607	2.01
Change in fair value of investment	(1)	—	—	—

Adjusted income (loss) available to common stockholders	$209	$0.21	$(188)	$(0.24)

	For the year ended		For the year ended
	December 31, 2002		December 31, 2001

		Basic EPS		Basic EPS

Income (loss) available to common stockholders	$1,660	$1.88	$(2,858)	$(3.67)
Restructuring and impairment charges	35	0.04	22	0.03
Gain on retirement of senior notes, net	(354)	(0.40)	(469)	(0.61)
Gain on retirement of mandatorily redeemable preferred stock	(485)	(0.55)	—	—
Gain on deconsolidation of NII Holdings (1)	(1,218)	(1.38)	—	—
Equity in losses of NII Holdings – pre-bankruptcy emergence (1)	226	0.26	2,482	3.19
SFAS No. 142 income tax provision adjustment	335	0.38	—	—
Change in fair value of investment	37	0.04	—	—

Adjusted income (loss) available to common stockholders	$236	$0.27	$(823)	$(1.06)

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
(dollars in millions, except in Other Domestic Data section)
Unaudited
Selected Balance Sheet Data (1)

	December 31,	December 31,
	2002	2001

Cash, cash equivalents and short-term investments	$2,686	$3,467
Accounts and notes receivable, net of allowance for doubtful accounts of $127 and $143	1,110	1,012
Property, plant and equipment, net	8,918	8,924
Intangible assets, net	6,607	5,586
Total assets	21,484	20,831
Domestic long-term debt, including current portion	12,278	13,864
Capital lease and finance obligations, including current portion (4)	272	1,001
Losses in excess of investment in NII Holdings (1)	—	1,210
Total liabilities	17,623	19,299
Mandatorily redeemable preferred stock	1,015	2,114
Stockholders’ equity (deficit) (5)	2,846	(582)

Other Domestic Data

	For the year	For the three months ended
	ended
	December 31,	December 31,	September 30,
	2002	2002	2002

Handsets in service, end of period (in thousands) (6)	10,612	10,612	10,116
Net handset additions (in thousands) (6)	1,956	503	480
Average monthly billable minutes of use per handset	630	640	650
Average monthly revenue per handset/unit (ARPU) (7)	$70	$69	$71
Cost per gross handset addition (CPGA) (8)	$450	$440	$460
Operating cost per handset/unit (OCPU) (9)	$26	$24	$25
Bad debt expense included in general and administrative expense (in millions)	$334	$74	$87
Bad debt expense as a percentage of operating revenues	3.8%	3.2%	3.8%

Domestic Capital Expenditures

	For the year	For the three months ended
	ended
	December 31,	December 31,	September 30,	June 30,	March 31,
	2002	2002	2002	2002	2002

Cash paid for capital expenditures, excluding capitalized interest	$1,815	$443	$356	$429	$587
Changes in capital expenditures accrued or unpaid	41	90	45	19	(113)

Capital expenditures, excluding capitalized interest	1,856	533	401	448	474
Capitalized interest	48	12	11	13	12

Total domestic capital expenditures	$1,904	$545	$412	$461	$486

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES

(dollars in millions)
Unaudited
Condensed Consolidated Statements of Cash Flows

	For the three months ended	For the year ended
	December 31, 2002	December 31, 2002

Cash flows from operating activities
Net income	$1,471	$1,386
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	396	1,595
Gain on deconsolidation of NII Holdings	(1,218)	(1,218)
Change in accrued interest on short-term investments	(2)	(22)
Other	363	782

Net cash provided by operating activities	1,010	2,523

Cash flows from investing activities
Cash paid for capital expenditures, including capitalized interest	(455)	(1,863)
Payments for licenses, acquisitions and other, net of cash acquired	(125)	(541)
Net proceeds from short-term investments and other	356	168

Net cash used in investing activities	(224)	(2,236)

Cash flows from financing activities
Purchase and retirement of debt securities and mandatorily redeemable preferred stock	(154)	(843)
Repayments under capital lease and finance obligations	(23)	(100)
Repayments under long-term credit facilities	(47)	(47)
Borrowings under long-term credit facilities	47	47
Mandatorily redeemable preferred stock dividends	(19)	(19)
Other	35	40

Net cash used in financing activities	(161)	(922)

Net increase (decrease) in cash and cash equivalents	625	(635)
Cash and cash equivalents, beginning of period	1,221	2,481

Cash and cash equivalents, end of period	$1,846	$1,846

Free Cash Flow Schedule

	For the three months ended	For the year ended
	December 31, 2002	December 31, 2002

EBITDA (3)	$886	$3,131
Capital expenditures, excluding capitalized interest	(533)	(1,856)
Payments for licenses, acquisitions and other	(125)	(541)
Changes in working capital and other	396	113

Unlevered free cash flow	624	847
Net interest paid, including capitalized interest	(192)	(706)
Mandatorily redeemable preferred stock dividends	(19)	(19)

Free cash flow (10)	413	122
Financing activities, excluding mandatorily redeemable preferred stock dividends	(142)	(903)

Total change in cash, cash equivalents and short-term investments	$271	$(781)

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Domestic Long-Term Debt and Mandatorily Redeemable Preferred Stock Data
(dollars in millions)
Unaudited

			Accretion of
		Book Value	Unamortized
	September 30,	of	Discount or	December 31,
	2002	Retirements	Dividends	2002

10.65% senior redeemable discount notes due 2007, net of unamortized discount of $0 and $0	$776	$20	$—	$756
9.75% senior serial redeemable discount notes due 2007, net of unamortized discount of $8 and $0	1,093	15	8	1,086
4.75% convertible senior notes due 2007	284	—	—	284
9.95% senior serial redeemable discount notes due 2008, net of unamortized discount of $50 and $16	1,351	21	34	1,364
12% senior serial redeemable notes due 2008, net of unamortized discount of $3 and $3	297	—	—	297
9.375% senior serial redeemable notes due 2009	1,829	33	—	1,796
5.25% convertible senior notes due 2010	724	102	—	622
9.5% senior serial redeemable notes due 2011, including a fair value hedge adjustment of $56 at September 30, 2002 and $58 at December 31, 2002	982	36	2*	948
6% convertible senior notes due 2011	608	—	—	608
Bank credit facility	4,500	—	—	4,500
Other	18	1**	—	17

Total domestic long-term debt, including current portion	$12,462	228	$44	$12,278

13% series D exchangeable preferred stock mandatorily redeemable 2009	$581	110	$—	$471
11.125% series E exchangeable preferred stock mandatorily redeemable 2010	690	253	17	454
Zero coupon convertible preferred stock mandatorily redeemable 2013	87	—	3	90

Total mandatorily redeemable preferred stock	$1,358	363	$20	$1,015

Total retirements		$591

*   Represents the non-cash increase to the fair value hedge adjustment during the quarter.
** Represents a scheduled principal payment.

Principal Value
of Retirements
for the three
months ended
December 31, 2002

10.65% senior redeemable discount notes due 2007	$20
9.75% senior serial redeemable discount notes due 2007	15
9.95% senior serial redeemable discount notes due 2008	21
9.375% senior serial redeemable notes due 2009	33
5.25% convertible senior notes due 2010	102
9.5% senior serial redeemable notes due 2011	36

Total senior notes retirements	227

13% series D exchangeable preferred stock mandatorily redeemable 2009	110
11.125% series E exchangeable preferred stock mandatorily redeemable 2010	251

Total mandatorily redeemable preferred stock retirements	361

Total principal value of retirements	$588

NEXTEL COMMUNICATIONS, INC. AND SUBSIDIARIES
Notes to Financial Data
(dollars in millions)

(1)	In May 2002, NII Holdings, Inc. filed a voluntary case to restructure its obligations under Chapter 11 of the U.S. Bankruptcy Code. As a result of its bankruptcy filing, we began accounting for our investment in NII Holdings using the equity method. In November 2002, NII Holdings successfully emerged from bankruptcy. All previously outstanding equity interests in NII Holdings were cancelled in the reorganization. As of December 31, 2002, we owned about 36% of the outstanding common stock of NII Holdings and accounted for our new investment in NII Holdings using the equity method. In accordance with generally accepted accounting principles, our 2002 results include (a) the pre-emergence results of NII Holdings through May 2002, (b) a non-cash gain recorded when NII Holdings emerged from bankruptcy consisting primarily of the reversal of equity in losses in excess of our investment in NII Holdings, and (c) our share of the post-emergence results of NII Holdings from November through December. To better facilitate your understanding of our results of operations, amounts for 2001 have been reclassified to conform to the current period presentation of accounting for the results of NII Holdings using the equity method. Consolidated financial statements for 2001 to be reported in our Form 10-K for the year ended December 31, 2002 will include NII Holdings results as originally reported in 2001. Summarized 2001 consolidated results of operations for Nextel Communications, Inc. are reported in our periodic reports as shown below for the respective periods.

			Intercompany
	Domestic	NII Holdings	Eliminations	Consolidated

For the three months ended December 31, 2001
Operating revenues	$1,882	$194	$(2)	$2,074
Operating income (loss)	124	(1,665)	—	(1,541)
Loss before income tax	(133)	(1,689)	—	(1,822)
Net loss	(127)	(1,564)	(43)	(1,734)

For the year ended December 31, 2001
Operating revenues	$7,014	$680	$(5)	$7,689
Operating income (loss)	367	(2,081)	(1)	(1,715)
Loss before income tax	(645)	(2,583)	468	(2,760)
Net loss	(612)	(2,497)	484	(2,625)

(2)	In accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin, or SAB, No. 101, “Revenue Recognition in Financial Statements,” we recognize handset sales as revenues on a straight-line basis over 3.5 years, the estimated customer relationship period. Costs of handset sales are recognized over the same period in amounts equivalent to the revenues recognized from the handset sales. The handset costs in excess of the revenues (handset subsidies) generated from handset sales are expensed immediately as these amounts exceed our minimum contractual revenues. The following is a summary of handset and accessory revenues.

	For the three months ended		For the year ended
	December 31, (1)		December 31, (1)

	2002	2001	2002	2001

Current period handset and accessory sales	$247	$132	$892	$484
Net effect of SAB No. 101 handset deferrals	(100)	(15)	(357)	(45)

Handset and accessory revenues	$147	$117	$535	$439

(3)	EBITDA, represents domestic operating income before depreciation and amortization expense. EBITDA is not a measurement under accounting principles generally accepted in the United States and may not be similar to EBITDA measures of other companies. EBITDA also is a measure commonly used by analysts, investors and other interested parties in the telecommunications industry. We believe EBITDA is a primary measure of operating performance and that growth in EBITDA is an indicator of future profitability, especially in a capital intensive industry, such as wireless telecommunications.

	For the three months		For the year ended
	ended December 31,		December 31,

	2002	2001	2002	2001

Operating income (loss) (1)	$490	$(1,541)	$1,536	$(1,715)
Depreciation and amortization (1)	396	415	1,595	1,512
NII Holdings operating loss	—	1,665	—	2,081
Intercompany eliminations	—	—	—	1

Domestic EBITDA (1)	$886	$539	$3,131	$1,879

(4)	In December 2002, we sold our equity investment in SpectraSite Holdings, Inc., a tower provider for some of our cell sites. As a result, our related sale leaseback transactions with SpectraSite, previously accounted for by the financing method, are accounted for as operating leases. Accordingly, our financing obligation has been reduced by $655 million.

(5)	The following table details the changes in stockholders’ equity (deficit) from December 31, 2001 to December 31, 2002.

Balance, December 31, 2001	$(582)
Income available to common stockholders	1,660
Exchange of debt securities for common stock	867
Exchange of mandatorily redeemable preferred stock for common stock	601
Cumulative translation adjustment	228
Common stock issued under equity plans	49
Other	23

Balance, December 31, 2002	$2,846

(6)	Net handset additions represent gross handsets activated during the period less handsets deactivated and does not include handsets attributable to test markets, such as the Boost Mobile program. These net handset additions reflect a customer churn rate of approximately 2.1% for the fourth quarter of 2002. The customer churn rate is an indicator of customer retention and represents the monthly percentage of the customer base that disconnects from service. Customer churn is calculated by dividing the number of handsets disconnected from commercial service during the period by the average number of handsets in commercial service during the period. Churn is not a measurement under accounting principles generally accepted in the United States and may not be similar to churn calculations of other companies.

In the fourth quarter of 2002, we completed the analysis of our subscriber records after the conversion of our billing system and we identified non-revenue generating units that were incorrectly introduced into the subscriber base prior to 2002. Therefore, in 2002 we reduced our subscriber base by about 10,500 subscribers, including about 7,000 as of the beginning of the fourth quarter of 2002.

(7)	Average monthly revenue per handset/unit in service, or ARPU, is an industry term that measures service revenues per month from our customers divided by the weighted average number of handsets in commercial service during that month, excluding the impact of test markets such as the Boost Mobile program. ARPU is not a measurement under accounting principles generally accepted in the United States and may not be similar to ARPU measures of other companies.

(8)	Cost per gross handset addition, or CPGA, is an industry term that measures the cost of acquiring a new customer. CPGA represents sales, marketing and advertising costs and handset subsidies (which includes order fulfillment costs) divided by the total number of handsets activated during the period. CPGA excludes the effect of handsets activated for upgrade and customer retention purposes as well as handsets activated in test markets such as the Boost Mobile program. CPGA is not a measurement under accounting principles generally accepted in the United States and may not be similar to CPGA measures of other companies.

(9)	Operating cost per handset/unit, or OCPU, represents cost of service and general and administrative costs (excluding costs related to test markets such as the Boost Mobile program) divided by average handsets in commercial service during the period. OCPU is not a measurement under accounting principles generally accepted in the United States and may not be similar to OCPU measures of other companies.

(10)	Free cash flow can be reconciled to our condensed consolidated statements of cash flows as follows:

	For the three months
	ended December 31,	For the year ended
	2002	December 31, 2002

Net cash provided by operating activities	$1,010	$2,523
Change in accrued interest on short-term investments	2	22
Net cash used in investing activities	(224)	(2,236)
Net proceeds from short-term investments and other	(356)	(168)
Mandatorily redeemable preferred stock dividends	(19)	(19)

Free cash flow	$413	$122